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                                                                    EXHIBIT 99.1
CONTACT FOR INTEGRA, INC.:
GREGORY R. SANTORE
PHONE: 610-992-5325

                              FOR IMMEDIATE RELEASE

                 INTEGRA, INC. SIGNS LETTER OF INTENT FOR ASSET
             SALE TO APS HEALTHCARE, FILES FOR BANKRUPTCY PROTECTION

         KING OF PRUSSIA, Pa., July 26, 2002 - PR Newswire. Integra, Inc. ("Integra") announced today that it entered into a letter of intent with APS Healthcare Bethesda, Inc. ("APS"), a wholly-owned subsidiary of APS Healthcare, based in Bethesda, Maryland, pursuant to which APS would acquire certain of Integra's assets in a Chapter 11 proceeding filed today by Integra in the United States Bankruptcy Court for the Eastern District of Pennsylvania.

         The sale is subject to a number of conditions, including APS' completion of due diligence with regard to Integra, negotiation of definitive documentation that is satisfactory to APS, Integra's achievement of certain cash and cash equivalent targets, the absence of a material adverse change, Bankruptcy Court approval and competing bids by third parties, among other conditions. Integra expects to continue to operate its business as a debtor and a debtor-in-possession until the closing. After a short transitional period following the closing, APS plans to operate Integra's business under the name APS Healthcare Bethesda.

         The letter of intent contemplates a total purchase price for Integra's assets of approximately $1.3 million, of which $1 million would be paid at the closing. The remaining $300,000 would be paid as an earn-out seven months after the closing if Integra's business achieves certain revenue targets for the six-month period after the closing. After payment of secured indebtedness aggregating approximately $650,000, Integra anticipates that net proceeds would be available to pay priority and general unsecured claimants in Integra's bankruptcy proceedings under a plan of reorganization/liquidation that Integra expects to file with the Bankruptcy Court. Integra expects that the proceeds of the $300,000 earn-out, if it is earned, would also be available to pay claimants in the bankruptcy proceedings. Under the letter of intent, APS would not assume any of Integra's liabilities.

         IT IS NOT ANTICIPATED THAT ANY DISTRIBUTION WILL BE MADE TO INTEGRA'S EQUITY SECURITY HOLDERS IN CONNECTION WITH ITS BANKRUPTCY PROCEEDINGS OR OTHERWISE.


ABOUT APS HEALTHCARE, INC.

         APS Healthcare, Inc. is a privately owned behavioral healthcare company also offering disease management services. Additionally, APS offers employee assistance programs which provide assessment and referral services to assist employees and their dependents in identifying and addressing potential mental health and substance abuse problems at their earliest stages. APS provides service to employers, commercial health plans and public sector programs in the United States and Puerto Rico, serving approximately 9 million covered lives. APS is committed to
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helping people lead healthier lives by providing user-friendly and innovative behavioral healthcare systems. For more information about APS Healthcare, please visit www.apshealthcare.com.


FORWARD-LOOKING INFORMATION

         This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding Integra's operation of its business as a debtor and debtor-in-possession, APS' operation of Integra's business after the closing of the Integra/APS transaction, the timing of payment of the purchase price, the proposed distribution of the proceeds of the sale of substantially all of Integra's assets and the absence of a distribution to Integra's equity security holders. Although Integra's management believes that the forward-looking statements in this release are based on reasonable assumptions, actual results may differ materially from those expressed in any of the forward-looking statements. The forward-looking statements contained in this press release are subject, among other things, to the negotiation of definitive documentation between Integra and APS, the satisfaction of the conditions to closing the transaction, Bankruptcy Court approval of the transaction and Integra's plan of reorganization/liquidation and Integra's performance after the closing of the transaction. Other factors that may cause actual results to differ materially from those expressed in any forward-looking statement include the impact that public disclosures of the Company's liquidity situation and Chapter 11 filing may have on sales, any lifting of the stay caused by the filing, the success of the Company's restructuring efforts, the timing and terms of future asset disposals and other factors identified in the Company's filings with the Securities and Exchange Commission.


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